Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "ONE MILLION NET INTERNATIONAL INC.", FILED IN THIS OFFICE ON THE SECOND DAY OF AUGUST, A.D. 2006, AT 12:21 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4199206 8100

060724786

AUTHENTICATION: 4947761

DATE: 08-03-06

Apostille

(Convention de La Haye du 5 Octobre 1961)

1. *Country: United States of America*

   This public document:
2. *has been signed by Harriet Smith Windsor*
3. *acting in the capacity of Secretary of State of Delaware*
4. *bears the seal/stamp of Office of Secretary of State*

Certified

5. *at Dover, Delaware*
6. *the third day of August, A.D. 2006*
7. *by Secretary of State, Delaware Department of State*
8. *No. 0290473*
9. *Seal/Stamp:*

10. *Signature:*

Harriet Smith Windsor

Secretary of State

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:22 PM 08/02/2006
FILED 12:21 PM 08/02/2006
SRV 060724786 - 4199206 FILE

CERTIFICATE OF INCORPORATION
OF
ONE MILLION NET INTERNATIONAL INC.

I, THE UNDERSIGNED, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST: The name of the Corporation is ONE MILLION NET INTERNATIONAL INC.

SECOND: Its registered office is to be located at Suite 804, 1220 N. Market Street, Wilmington, DE 19801, County of New Castle. The name of the registered agent at such address is Registered Agents, Ltd.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The amount of total authorized capital stock of the corporation is one hundred fifty million (150000000). Of such shares, one hundred million (100,000,000) shall be Common Stock and fifty million (50,000,000) shall be Preferred Stock. All such shares are to be with par value of 0.001.

FIFTH: The incorporator of the corporation is Laura Bryda, whose mailing address is Suite 804, 1220 N. Market Street, Wilmington, DE 19801.

SIXTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages from breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act of omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH: The powers of the incorporator are to terminate upon filing of this Certificate. The name and mailing address of the person(s) who will serve as the initial director(s) until the first annual meeting of the stockholders of the corporation, or until a successor(s) is elected and qualified are:

Dr. Masaaki Ikawa
3-2-6 1f Tsubokawa Building
Tsubokawa Naha-City
Okinawa, 900-0025
Japan

Mr. Nobuo Ikawa
3-2-6 1f Tsubokawa Building
Tsubokawa Naha-City
Okinawa, 900-0025
Japan

Mr. Akihito Awaji
2-10-3, Tsukiwa 3-jo, Minami-ku
Sapporo-City
Hokkaido, 005-0859
Japan

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is their act and deed on this Second day of August, 2006

Laura Bryda
Laura Bryda
INCORPORATOR

report003D.doc